EXHIBIT 99.1
Consolidated Financial Statements and
Report of Independent Certified Public
Accountants
For the fiscal year ended December 31, 2024
Canvas Energy Inc.

GLOSSARY OF CERTAIN DEFINED TERMS
The terms defined in this section are used throughout this annual report:

Bbl	One stock tank barrel of 42 U.S. gallons liquid volume used herein in reference to crude oil, condensate, or natural gas liquids.

BBtu	One billion British thermal units.

Boe	One barrel of crude oil equivalent, determined using the ratio of six thousand cubic feet of natural gas to one barrel of oil.

Btu	British thermal unit, which is the heat required to raise the temperature of one pound of water from 58.5 to 59.5 degrees Fahrenheit.

Completion
The process of treating a drilled well followed by the installation of permanent equipment for the production of oil or natural gas, or in the case of a dry well, the reporting to the appropriate authority that the well has been abandoned.

Credit Agreement	Credit Agreement, dated as of June 27, 2023, among Canvas Energy Inc. and Bank of America, N.A., as administrative agent for the Lenders thereto.

Horizontal drilling	A drilling technique used in certain formations where a well is drilled vertically to a certain depth and then drilled at a right angle within a specified interval.

MBbls	One thousand barrels of crude oil, condensate, or natural gas liquids.

MBoe	One thousand barrels of crude oil equivalent.

Mcf	One thousand cubic feet of natural gas.

MMBoe	One million barrels of crude oil equivalent.

MMBtu	One million British thermal units.

MMcf	One million cubic feet of natural gas.

Natural gas liquids (NGLs)
Those hydrocarbons in natural gas that are separated from the gas as liquids through the process of absorption, condensation, adsorption or other methods in gas processing or cycling plants. Natural gas liquids primarily include propane, butane, isobutane, pentane, hexane and natural gasoline.

Net acres	The sum of fractional working interests owned in gross acres or gross wells.

NYMEX	The New York Mercantile Exchange.

OPEC+	In 2016, The Organization of the Petroleum Exporting Countries, also known as OPEC signed an agreement with 10 other oil-producing countries to create what is now known as OPEC+.

Proved developed reserves
Reserves that can be expected to be recovered (i) through existing wells with existing equipment and operating methods, or in which the cost of the required equipment is relatively minor compared to the cost of a new well and (ii) through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Proved reserves
The quantities of oil and natural gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for estimation.  The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.  For additional information, see the SEC’s definition in Rule 1-10(a)(22) of Regulation S-X, a link for which is available at the SEC’s website.

Proved undeveloped reserves	Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

PV-10 value
When used with respect to oil and natural gas reserves, PV-10 value means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, excluding escalations of prices and costs based upon future conditions, before income taxes, and without giving effect to non-
property-related expenses, discounted to a present value using an annual discount rate of
10%.

Rabbi Trust	A trust created pursuant to the Rabbi Trust Agreement entered into between Canvas Energy Inc., as employer, and BOKF, NA., as trustee, on June 14th, 2022.

SEC	The Securities Exchange Commission.

Secular Trust	A trust created pursuant to the Secular Trust Agreement entered into between Canvas Energy Inc., as employer, and BOKF, NA., as trustee, on June 14th, 2022.

Seismic
Also known as a seismograph, it is a survey of an area by means of an instrument which records the vibrations of the earth. By recording the time interval between the source of the shock wave and the reflected or refracted shock waves from various formations, geophysicists are able to define the underground configurations.

Undeveloped acreage
Lease acreage on which wells have not been drilled or completed to a point that would permit the production of economic quantities of oil or natural gas regardless of whether such acreage contains proved reserves.

Working interest
The right granted to the lessee of a property to explore for and to produce and own oil, natural gas, or other minerals. The working interest owners bear the exploration, development, and operating costs on a cash, penalty, or carried basis.

FINANCIAL STATEMENTS
GRANT THORNTON LLP
211 N. Robinson Ave., Suite 1200
Oklahoma City, OK 73102
D +1 405 218 2800
F  +1 405 218 2801
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Board of Directors
Canvas Energy Inc.
Opinion
We have audited the consolidated financial statements of Canvas Energy Inc. (a
Delaware corporation) and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of
America.
Basis for opinion
We conducted our audits of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America (US GAAS).
Our responsibilities under those standards are further described in the Auditor’s
Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of management for the financial statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.
GT.COMGrant Thornton LLP is a U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership.
Auditor’s responsibilities for the audit of the financial statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
In performing an audit in accordance with US GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
Oklahoma City, Oklahoma
March 28, 2025

Canvas Energy Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31,
(in thousands, except share data)	2024	2023
Assets
Current assets:
Cash and cash equivalents	$27,580	$23,779
Accounts receivable:
Accounts receivable gross	46,830	38,887
Allowance for credit losses	(1,136)	(1,339)
Accounts receivable, net	45,694	37,548
Inventories, net	8,158	7,840
Prepaid expenses	2,328	2,060
Derivative instruments	937	3,810
Total current assets	84,697	75,037
Property and equipment, net	4,572	4,766
Right of use assets from operating leases	463	852
Oil and natural gas properties, using the full cost method:
Proved	787,589	626,797
Unevaluated (excluded from the amortization base)	39,612	17,727
Accumulated depreciation, depletion, amortization and impairment	(241,170)	(178,404)
Total oil and natural gas properties	586,031	466,120
Derivative instruments	106	1,801
Other assets	7,026	3,061
Total assets	$682,895	$551,637
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$39,888	$29,999
Accrued payroll and benefits payable	7,673	6,160
Accrued interest payable	683	526
Revenue distribution payable	20,967	28,119
Long-term debt and financing leases, classified as current	572	474
Derivative instruments	499	—
Total current liabilities	70,282	65,278
Long-term debt and financing leases, less current maturities	147,400	21,439
Derivative instruments	416	228
Noncurrent operating lease obligations	38	471
Other noncurrent liabilities	5,360	2,788
Asset retirement obligation	12,949	13,748
Deferred income taxes	43,343	8,338
Commitments and contingencies (See Note 14)
Stockholders’ equity:
Preferred stock, 100,000 shares authorized, none issued and outstanding as of December 31, 2024 and 2023.	—	—
Common stock, $0.01 par value, 8,000,000 shares authorized; 4,757,709 issued and outstanding at both December 31, 2024 and December 31, 2023	48	48
Additional paid in capital	174,807	173,108
Retained earnings	228,252	266,191
Total stockholders’ equity	403,107	439,347
Total liabilities and stockholders’ equity	$682,895	$551,637
The accompanying notes are an integral part of these consolidated financial statements.

Canvas Energy Inc. and Subsidiaries
Consolidated Statements of Operations

	Year Ended December 31,
(in thousands, except share and per share data)	2024	2023
Revenues:
Commodity sales	$279,669	$282,095
Total revenues	279,669	282,095
Costs and expenses:
Lease operating	41,086	39,169
Transportation and processing	5,589	5,844
Production taxes	16,336	16,553
Depreciation, depletion, accretion and amortization	65,046	53,674
General and administrative	19,830	19,477
Litigation loss (recovery)	—	(185)
Total costs and expenses	147,887	134,532
Operating income	131,782	147,563
Non-operating income (expense):
Interest expense	(7,654)	(5,018)
Loss on extinguishment of debt	—	(524)
Derivative gains (losses), net	(2,545)	19,141
Gain (loss) on sale of assets	(13)	840
Other income, net	965	2,001
Net non-operating income (expense)	(9,247)	16,440
Income before income taxes	122,535	164,003
Income tax expense (benefit) - current	(928)	925
Income tax expense (benefit) - deferred	35,005	8,338
Net income	$88,458	$154,740
The accompanying notes are an integral part of these consolidated financial statements.

Canvas Energy Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity

	Common Stock Outstanding		Additional Paid in Capital		Total
(in thousands, except share data)	Shares	Amount		Retained Earnings
Balance at December 31, 2022	5,101,202	$51	$169,986	$128,440	$298,477
Stock-based compensation	—	—	3,122	—	3,122
Net income	—	—	—	154,740	154,740
Stock repurchase and retirement	(343,493)	(3)	—	(16,514)	(16,517)
Dividends	—	—	—	(475)	(475)
Balance at December 31, 2023	4,757,709	$48	$173,108	$266,191	$439,347
Stock-based compensation	—	—	1,699	—	1,699
Net income	—	—	—	88,458	88,458
Dividends (1)	—	—	—	(126,397)	(126,397)
Balance at December 31, 2024	4,757,709	$48	$174,807	$228,252	$403,107
 _______________________________
(1) Dividend equivalents on outstanding restricted stock units that were funded in a prior period for which the the associated restricted stock units vested in the current period.

The accompanying notes are an integral part of these consolidated financial statements.

Canvas Energy Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended December 31,
(in thousands)	2024	2023
Cash flows from operating activities
Net income	$88,458	$154,740
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	65,046	53,674
Loss on extinguishment of debt	—	524
Deferred income tax expense	35,005	8,338
Derivative losses (gains), net	2,545	(19,141)
Loss (gain) on sale of assets	13	(840)
Other	1,153	980
Change in assets and liabilities:
Accounts receivable	(6,990)	15,263
Inventories	(552)	2,026
Prepaid expenses and other assets	(1,926)	(585)
Accounts payable and accrued liabilities	3,393	(8,226)
Revenue distribution payable	(7,153)	3,529
Deferred compensation	1,469	2,571
Net cash provided by operating activities	180,461	212,853
Cash flows from investing activities
Expenditures for property, plant, and equipment and oil and natural gas properties	(178,919)	(157,121)
Proceeds from asset dispositions	1,579	6,167
Proceeds from (payments on) derivative settlements, net	2,709	10,259
Net cash used in investing activities	(174,631)	(140,695)
Cash flows from financing activities
Proceeds from long-term debt	150,000	65,000
Repayment of long-term debt	(25,000)	(130,000)
Dividends paid	(125,062)	—
Principal payments under financing lease obligations	(507)	(434)
Payment of debt issuance costs and other financing fees	(1,460)	(3,160)
Stock purchase and retirement	—	(16,517)
Net cash used in financing activities	(2,029)	(85,111)
Net increase (decrease) in cash and cash equivalents	3,801	(12,953)
Cash and cash equivalents at beginning of period	23,779	36,732
Cash and cash equivalents at end of period	$27,580	$23,779
 The accompanying notes are an integral part of these consolidated financial statements.

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Note 1: Nature of operations and summary of significant accounting policies
Canvas Energy Inc. and its subsidiaries, (collectively, “we”, “our”, “us”, “Canvas”, or the “Company”) are engaged in the acquisition, exploration, development, production and operation of oil and natural gas properties. Our properties are located in
Oklahoma, where we produce crude oil, natural gas and natural gas liquids. The commodities produced are primarily sold to refineries and gas processing plants within close proximity to our producing properties.
A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.
Principles of consolidation
The consolidated financial statements include the accounts of Canvas Energy Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.
Use of estimates
The preparation of financial statements in accordance with GAAP necessitates management to make estimates and assumptions.
These judgments impact the reported values of assets and liabilities, the disclosure of contingent assets and liabilities as of the balance sheet date, and the reported amounts of revenues and expenses during the reporting period.
The more significant areas requiring use of assumptions, judgments and estimates on our consolidated financial statements include:
quantities of proved oil and natural gas reserves; cash flow estimates used in the oil and gas ceiling test; asset retirement obligations;
income taxes; valuation of derivative instruments; and accrued revenue and related receivables. Although management believes these estimates are reasonable, actual results could significantly differ from these estimates.
Dividends
During 2024, the Company’s board of directors (the “Board”) declared and paid dividends on the Company’s common stock as follows: (i) $13.59 per share with a record date of March 21, 2024; (ii) $9.70 per share with a record date of June 10, 2024; and (iii)
$1.455 per share with a record date of August 30, 2024. The Company did not declare or pay any dividends on its common stock in
2023.
Units under the Company’s equity incentive plan, including both issued awards (consisting of restricted stock units) and unallocated award units, were also entitled to the dividends in the form of dividend equivalents, which the Company has funded (see
“Note 10: Deferred compensation”).
Stock repurchase
The Company repurchased 25,368 shares of common stock in October 2023 for a total purchase price of $1.1 million. In November
2023, the Company commenced a tender offer to purchase up to 550,000 shares of common stock from its stockholders leading to
318,125 shares being repurchased in December 2023 for a total purchase price of $15.4 million. The repurchased shares in 2023 were

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
all immediately retired. In accordance with accounting guidance on share repurchases for constructive retirement, the excess of the purchase price over par value was recorded entirely to retained earnings.
Cash and cash equivalents
We classify as cash equivalents all highly liquid investments with an original maturity of three months or less. Our cash and cash equivalents are held in diversified bank deposit accounts and money market funds, which may not be fully insured by the Federal
Deposit Insurance Corporation (FDIC). We have not experienced any losses on these accounts and believe our exposure to credit risk associated with them is insignificant. Included in the balance of cash and cash equivalents are money market securities as of December
31, 2024 and 2023 was $1.5 million and $0.6 million, respectively, deposited in the Secular Trust that may only be used for future employee compensation (see “Note 10: Deferred compensation”).
Accounts receivable
Basis of accounting. Our accounts receivable are carried at gross cost, representing amounts due, less an allowance for expected credit losses. We write off accounts receivable when they are determined to be uncollectible. When we recover amounts that were previously written off, those amounts are offset against the allowance and reduce expense in the year of recovery.
The Company has four components constituting its total accounts receivables: (i) joint interest receivables; (ii) commodity sales receivables; (iii) derivative settlement receivables; and (iv) other receivables. The table below discloses balances related to these four segments and the allowance:

	December 31,
(in thousands)	2024	2023
Joint interests	$15,839	$12,063
Commodity sales	29,339	25,315
Derivative settlements	327	1,487
Other	1,325	22
Allowance for doubtful accounts	(1,136)	(1,339)
Total accounts receivable, net	$45,694	$37,548
Commodity sales receivables. The Company sells its commodity products primarily to oil and natural gas midstream entities including crude oil refineries and natural gas processing plants. We also sell a portion of our natural gas to energy marketing entities.
Payment is generally received within 30 days of sales and, based on our history of collections from our purchasers, we believe the probability of credit losses from uncollectible receivables to be remote. We perform annual credit evaluations on purchasers representing approximately 75% or more of our commodity revenues. The evaluations include: (i) an assessment of external credit ratings; (ii) performing internal risk evaluations when external ratings are not available; and (iii) assessing the need for guarantor letters or letters of credit. We estimate the expected losses on uncollectible receivables by taking into consideration general industry conditions and, more specifically, factors impacting the midstream energy segment. We may make further adjustments to our allowance for credit losses according to any specific news we may receive regarding individual purchasers. Our allowance for doubtful accounts on commodity sales receivables as of both December 31, 2024 and 2023 was $0.4 million.
Joint interest receivables. Our joint interest receivables represent amounts owed to us by other working interest owners on wells that we operate. We have numerous joint interest counterparties, which are the result of combining all or portions of multiple oil and

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
gas leases to form units for the drilling of wells under poolings or joint interest agreements. The counterparties in this segment are diverse, ranging from large public company upstream operators to individual mineral leaseholders. Amounts billed to our joint interest owners generally consist of drilling and completion costs, in the early stages of a well, and lease operating expenses and costs for workovers and remediation work once a well is online. Our historical losses on uncollectible receivables have predominantly been attributable to this portfolio segment. In the event of nonpayment, we may be able to mitigate our losses by netting the outstanding amount against any revenues payable to the joint interest owner and if still insufficient, by assuming the joint interest owner’s working interest in the well. The fair value of the working interest, which represents collateral for the outstanding receivable, will depend on the fair value of the remaining oil and natural gas reserves of the well. We monitor the ongoing collectability of these receivables by focusing on past due accounts with material balances. We estimate the expected losses on uncollectible joint interest receivables by applying varying allowance rates to outstanding balances based on aging of the balances. We also factor in current industry conditions, the ability to net the receivable against outstanding revenues payable to the account holder and the amount of such revenues, the fair value of the account holder’s working interest in the property and the account holder’s previous loss history in assessing the appropriate allowance. This method is augmented with a specific identification approach that includes directly communicating with certain joint interest owners that have material outstanding balances and consideration of specific information or circumstances regarding the account, such as bankruptcy, litigation or ongoing negotiations. Our allowance for doubtful accounts on joint interest receivables as of December 31, 2024 and 2023 was $0.7 million and $0.9 million, respectively.
Derivative settlement receivables. Our derivative receivables relate to net settlements due from counterparties to our derivative contracts. Since derivative settlements fluctuate depending on commodity price changes, which are volatile, the associated amounts can result in a net payable or a net receivable position in any given month. Our derivative contracts generally require payment within one month of the production date being hedged. We typically have a limited number of counterparties to our derivative contracts, currently all of whom are large financial institutions and lenders under the Credit Agreement. These financial institution counterparties bear investment grade credit ratings. We have never incurred credit losses from our derivative receivables and believe the probability of such losses to be highly remote. For counterparties who also belong to the lending group under the Credit Agreement, to the extent that a balance is uncollectible, we believe that we have offset rights against amounts owed to the counterparty under the Credit
Agreement. Based on these circumstances, we have not recorded any allowance for credit losses related to these receivables.
Other receivables. These receivables are of a nonrecurring discrete nature and generally immaterial with respect to our total receivables.
Accrued interest, discount and premiums. We do not accrue interest on the outstanding balances of our receivables. There are no discounts or premiums associated with our receivables.
Presentation of credit loss expense. Our credit loss expense is included as a component of “General and administrative expenses”
on our consolidated statement of operations and is as follows:

	Year Ended December 31,
(in thousands)	2024	2023
Credit losses (recoveries) on receivables	$(40)	$92

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Accounts payable and accrued liabilities
Accounts payable and accrued liabilities consist of the following:

	December 31,
(in thousands)	2024	2023
Trade accounts payable	$4,817	$2,117
Derivative settlement payable	137	99
Asset retirement obligations	640	940
Litigation accrual	4,500	4,665
Capital accrual	19,913	13,196
LOE accrual	3,845	3,610
Other accrued liabilities	6,036	5,372
Total accounts payable and accrued liabilities	$39,888	$29,999
Inventories
Inventories consist of equipment used in developing oil and natural gas properties and oil and natural gas product inventories at historical cost. We evaluate our inventory each quarter and when there is evidence that the utility of our inventory, in their disposal in the ordinary course of business, will be less than cost, whether due to physical deterioration, obsolescence, changes in price levels, or other causes, we record an allowance to reduce the cost to its net realizable value. Inventories are shown net of a provision for obsolescence, commensurate with known or estimated exposure, which is reflected in the valuation allowance disclosed below.
Inventories consisted of the following:

	December 31,
(in thousands)	2024	2023
Equipment inventory	$7,621	$7,469
Commodities	537	478
Inventory valuation allowance	—	(107)
Total inventories, net	$8,158	$7,840
Oil and natural gas properties
Capitalized Costs. We use the full cost method of accounting for oil and natural gas properties and activities. Accordingly, we capitalize all costs incurred in connection with the exploration for and development of oil and natural gas reserves. Proceeds from the disposition of oil and natural gas properties are accounted for as a reduction in capitalized costs, with no gain or loss generally recognized unless such dispositions involve a significant alteration in the depletion rate. We capitalize internal costs that can be directly identified with exploration and development activities, but do not include any costs related to production, general corporate overhead or similar activities. Capitalized costs include geological and geophysical work, 3D seismic, delay rentals, and drilling completing and equipping oil and natural gas wells, including salaries, benefits, and other internal costs directly attributable to these activities.
Costs associated with unevaluated oil and natural gas properties, which may include leasehold acquisition costs, capitalized interest, seismic data costs and development costs for wells which reserve volumes are not classified as proved, are excluded from the amortizable base until a determination has been made as to the existence of proved reserves. Quarterly, unevaluated leasehold costs,

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
along with seismic data costs and capitalized interest that were previously allocated to the unevaluated acreage parcels, are transferred to the amortization base with the costs of drilling the related well upon proving up reserves of a successful well or upon determination of a dry or uneconomic well. Furthermore, unevaluated oil and natural gas properties are reviewed for impairment if events and circumstances exist that indicate a possible decline in the recoverability of the carrying amount of such property. The impairment assessment is conducted at least once annually and whenever there are indicators that impairment may have occurred. In assessing whether impairment has occurred, we consider factors such as intent to drill; remaining lease term; geological and geophysical evaluations; drilling results and activity; assignment of proved reserves; and economic viability of development if proved reserves are assigned. Upon determination of impairment, all or a portion of the associated leasehold costs are transferred to the full cost pool and become subject to amortization. The processes above are applied to unevaluated oil and natural gas properties on an individual basis or as a group if properties are individually insignificant. Our future depreciation, depletion and amortization rate would increase or we may incur ceiling test write-downs if costs are transferred to the amortization base without any associated reserves.
The costs of unevaluated oil and natural gas properties consisted of the following:

	December 31,
(in thousands)	2024	2023
Leasehold acreage	$34,755	$14,274
Capitalized interest	4,557	2,764
Wells in progress of completion	300	689
Total unevaluated oil and natural gas properties excluded from amortization	$39,612	$17,727
The carrying value of wells in progress of completion will be transferred to the amortization base upon completion in 2025. Subject to industry conditions and the level of the Company’s activities, the inclusion of most of the leasehold acreage and capitalized interest costs referenced above into the Company’s amortization calculation typically occurs within three years to five years.
Depreciation, depletion and amortization. Depreciation, depletion and amortization (“DD&A”) of oil and natural gas properties are provided using the units-of-production method based on estimates of proved oil and natural gas reserves and production. Our cost basis for depletion includes estimated future development costs to be incurred on proved undeveloped properties. The computation of
DD&A takes into consideration restoration, dismantlement, and abandonment costs, and the anticipated proceeds from salvaging equipment. Depreciation expense is as follows for the periods indicated:

	Year Ended December 31,
(in thousands)	2024	2023
DD&A:
Oil and natural gas properties	$63,936	$52,432
Property and equipment	1,110	1,242
Total DD&A	$65,046	$53,674
Total DD&A expense per Boe increased $1.33 from $5.96 in 2023 to $7.29 in 2024.  This increase was driven by the per Boe cost of oil and natural gas properties which increased $1.35 from $5.82 in 2023 to $7.17 in 2024.  The per Boe cost per property and equipment saw a slight decline from $0.14 in 2023 to $0.12 in 2024.
Ceiling Test. In accordance with the full cost method of accounting, the net capitalized costs of oil and natural gas properties are not to exceed their related PV-10 value, net of tax considerations, plus the cost of unproved properties not being amortized.

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Our estimates of oil and natural gas reserves as of December 31, 2024 and 2023 were prepared using an average price for oil and natural gas based upon the first day of each month for the prior twelve months as required by the SEC. We did not record any ceiling test impairment to our oil and natural gas properties for the years ended December 31, 2024 and 2023.
Impairment of long-lived assets
Impairment losses are recorded on property and equipment used in operations and other long-lived assets held and used when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’
carrying amount. Impairment is measured based on the excess of the carrying amount over the fair value of the asset. Impairment losses are also recorded on assets classified as held for sale when there is an excess of carrying value over fair value less costs to sell.
We did not record any impairment of long-lived assets for the years ended December 31, 2024 and 2023.
Other noncurrent liabilities
Other noncurrent liabilities consists of the following:

	December 31,
(in thousands)	2024	2023
Deferred compensation	$4,960	$1,288
Debt issuance costs payable	400	1,500
Total other noncurrent liabilities	$5,360	$2,788
Income taxes
The Company is subject to current income taxes assessed by the federal and various state jurisdictions in the U.S. In addition, we account for deferred income taxes related to these jurisdictions using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carryforwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that includes the enactment date.
We record a valuation allowance for the amount of net deferred tax assets when, in management’s opinion, it is more likely than not that such assets will not be realized. To assess that likelihood, we use estimates and judgment regarding our future taxable income, as well as the jurisdiction in which such taxable income is generated, to determine whether a valuation allowance is required. Such evidence can include our current financial position, our results of operations, both actual and forecasted, the reversal of deferred tax liabilities, and tax planning strategies as well as the current and forecasted business economics of our industry.
The benefit of an uncertain tax position taken or expected to be taken on an income tax return is recognized in the consolidated financial statements at the largest amount that is more likely than not to be sustained upon examination by the relevant taxing authority. Interest and penalties, if any, related to uncertain tax positions would be recorded in interest expense and other expense, respectively. There were no uncertain tax positions with respect to state and federal income taxes at December 31, 2024, or December
31, 2023.

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
We file income tax returns in the U.S. federal jurisdiction and in various states, each with varying statutes of limitations. With few exceptions, we are no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years prior to 2021.
Derivative transactions
We use derivative instruments to reduce the effect of fluctuations in crude oil, natural gas and natural gas liquids prices, and we recognize all derivatives as either assets or liabilities measured at fair value. Our derivative instruments are not designated as hedges for accounting purposes, thus changes in the fair value of derivatives are reported immediately in “Derivative gains (losses), net” in our consolidated statements of operations. Cash flows associated with derivatives are reported as investing activities in the consolidated statements of cash flows unless the derivatives contain a significant financing element, in which case that element is reported as financing activities.
Within current and noncurrent classifications on the balance sheet, we offset assets and liabilities for derivative contracts executed with the same counterparty under a master netting arrangement. See “Note 6: Derivative instruments” for additional information regarding our derivative transactions.
Fair value measurements
Fair value is defined by the FASB as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity.
Assets and liabilities recorded at fair value in the consolidated balance sheets are categorized according to the fair value hierarchy defined by the FASB. The hierarchical levels are based upon the level of judgment associated with the inputs used to measure the fair value of the assets and liabilities. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the asset or liability is categorized based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and may affect the placement of assets and liabilities within the levels of the fair value hierarchy.
Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date. Level 2 inputs include adjusted quoted prices for similar instruments in active markets, and inputs other than quoted prices that are observable for the asset or liability. Fair value assets and liabilities included in this category are derivatives with fair values based on published forward commodity price curves and other observable inputs. Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. Assets carried at fair value and included in this category are certain financial derivatives and additions to our asset retirement obligations. See “Note 7: Fair value measurements” for additional information regarding our fair value measurements.

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Asset retirement obligations
We own oil and natural gas properties that require expenditures to plug, abandon or remediate wells and to remove tangible equipment and facilities at the end of oil and natural gas production operations in accordance with applicable federal and state laws.
We record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of oil and natural gas properties. The accretion of the asset retirement obligations is included in
“Depreciation, depletion and amortization” in our consolidated statements of operations. See “Note 8: Asset retirement obligations”
for additional information regarding our asset retirement obligations.
Environmental liabilities
We are subject to extensive federal, state and local environmental laws and regulations covering discharge of materials into the environment. Because these laws and regulations change regularly, we are unable to predict the conditions and other factors over which we do not exercise control that may give rise to environmental liabilities affecting us. Environmental expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed.
Liabilities are accrued when environmental assessments and/or clean-ups are probable, and the costs can be reasonably estimated. As of December 31, 2024 and 2023, we have not accrued for or been fined or cited for any environmental violations that would have a material adverse effect upon our financial position, operating results, or cash flows.
Revenue recognition
In accordance with GAAP, we identify the performance obligations under our sales agreements, which is for the delivery of crude oil, natural gas or NGLs, and recognize revenue when those obligations are satisfied, which occurs when control of the commodity is transferred to the purchaser. Furthermore, any costs and fees levied by the customer subsequent to the transfer of control will be recognized as a reduction in revenue. See “Note 12: Revenue recognition” for additional information regarding our revenue recognition.
Stock-based compensation
The Company has granted equity incentive awards to certain employees and members of its board pursuant to the Canvas Energy
Inc. Amended and Restated Equity Incentive Plan (the “2020 EIP”). Outstanding awards under the 2020 EIP consist of restricted stock units (“RSUs”) that are subject to either a service-based vesting condition or a combined performance-based and market-based vesting condition. The RSUs are classified as equity-based awards. Compensation cost for service-based awards is recognized and measured based on a fair value estimate of the Company’s equity.
Service-based awards either vest in one year and are expensed over that time frame or are subject to a graded vesting schedule over four annual installments where expense is recognized under the accelerated method. Compensation cost for service-based awards is recognized and measured based on a fair value estimate of the Company’s equity, which is largely driven by fair value estimates of our enterprise value and outstanding debt, adjusted for lack of marketability as the Company is a private entity.
RSUs with a combined performance-based and market-based vesting condition vest upon achievement of a change in control event that yields a threshold multiple of investment, where different levels of the multiple of investment above the threshold result in

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
different vesting percentages. We determine the fair value of this award by assuming that a change in control occurs and then determining whether and to what extent the market condition is met by simulating future possible stock prices and resulting vesting percentages. However, since a change in control event is not believed to be probable prior to its occurrence, no expense is recognized until such event actually occurs. When a change in control event occurs, the entire compensation cost related to these awards will be recognized regardless of the number of shares that actually vest, which depends on the multiple of investment outcome.
We do not recognize expense based on an estimate of forfeitures but rather recognize the impact of forfeitures only as they occur.
See “Note 10: Deferred compensation” for additional information relating to stock-based compensation.
Subsequent events
The Company evaluated subsequent events through March 28, 2025, the date these financial statements were available to be issued.
Recently issued accounting standards not yet adopted
In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures. ASU 2023-09 intends to provide investors with enhanced information about an entity’s income taxes by requiring disclosure of items such as disaggregation of the effective tax rate reconciliation as well as information regarding income taxes paid. This ASU is effective for annual reporting periods beginning after December 15, 2024, with early adoption permitted for annual financial statements that have not yet been issued. The
Company is evaluating the impact this ASU will have on the disclosures that accompany its consolidated financial statements.
Note 2: Supplemental disclosures to the consolidated statements of cash flows
Supplemental disclosures to the consolidated statements of cash flows are presented below:

	Year Ended December 31,
(in thousands)	2024	2023
Net cash provided by operating activities included:
Cash payments for interest	$9,394	$5,647
Interest capitalized	3,084	1,795
Cash payments for income taxes	900	400
Non-cash investing activities included:
Asset retirement obligation additions and revisions (1)	1,014	989
Increase in right of use asset from operating lease (see Note 13)	—	793
Increase in right of use asset from financing lease (see Note 13)	554	774
Change in accrued oil and gas capital expenditures	7,199	(14,479)
Non-cash financing activities included:
Discharge of financing lease obligations from lease termination or modification (See Note 13)	39	26
Change in accrued debt issuance costs	(1,056)	1,930
(1)Excludes asset retirement obligations incurred though oil and natural gas asset acquisitions.

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Note 3: Acquisitions and divestitures
In October 2024, we entered into a purchase and sale agreement, that closed in December 2024, to acquire acreage within
Woods and Major County, Oklahoma for a purchase price of $10.5 million. During 2023, the Company received net proceeds from asset dispositions of $6.2 million primarily relate to a sale of pipeline assets and leasehold acreage throughout several areas, mainly in
Canadian County.
Note 4: Property and equipment
Major classes of property and equipment are shown in the following table. Acquired property and equipment is capitalized and stated at cost. Maintenance and repairs are expensed as incurred.
Depreciation and amortization are provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method. Estimated useful lives of our assets are as follows:

		December 31,
(in thousands)	Useful Life	2024	2023
Furniture and fixtures	5 — 10 years	$4	$4
Automobiles and trucks	5 years	2,475	2,099
Machinery and equipment	10 — 20 years	1,471	1,471
Office and computer equipment	5 — 10 years	3,136	2,802
Building and improvements	10 — 40 years	367	367
Total depreciable property and equipment		7,453	6,743
Accumulated depreciation and amortization		(4,456)	(3,552)
Total depreciable property and equipment, net		2,997	3,191
Land		1,575	1,575
Total property and equipment, net		$4,572	$4,766
Note 5: Debt
As of the dates indicated, long-term debt and financing leases consisted of the following:

	December 31,
(in thousands)	2024	2023
Revolving credit facility	$150,000	$25,000
Financing lease obligations	1,307	1,298
Unamortized issuance costs	(3,335)	(4,385)
Total debt, net	147,972	21,913
Current portion	(572)	(474)
Total long-term debt, net	$147,400	$21,439

Maturities of long-term debt, excluding unamortized debt issuance costs and financing leases, are as follows as of December 31,
2024. Please see “Note 13: Leases” for maturities of our financing leases.

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements

2025	$—
2026	—
2027	150,000
2028	—
2029	—
2030 and thereafter	—
Total	$150,000
Credit Agreement
On June 27, 2023, we entered into a new revolving credit agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, and various lender parties to replace an existing credit agreement with Royal Bank of Canada, as administrative agent, that was scheduled to mature in February 2024. Our prior agreement with Royal Bank of Canada was terminated on June 27,
2023. The termination in the second quarter of 2023 resulted in a $0.5 million “Loss on extinguishment of debt” in the consolidated statement of operations that was related to the acceleration of the remaining unamortized debt issuance costs.
The Credit Agreement provides for an aggregate maximum principal amount of up to $500.0 million collateralized by our oil and natural gas properties, an initial borrowing base of $250.0 million and an aggregate elected commitment amount (“ECA”) of $250.0 million. The fees associated with establishing the new Credit Agreement were recorded as debt issuance costs and are amortized over the term of the Credit Agreement as a component of interest expense. The Credit Agreement has a maturity date of June 27, 2027 and bears interest at a term rate based on either the secured overnight financing rate established by the Federal Reserve Bank of New York
(“SOFR”) or alternate base rate (“ABR”) plus, in each case a rate per annum set based on commitment utilization (“Applicable
Margin”). ABR is equal to the highest of (a) the Bank of America prime rate, (b) the federal funds effective rate plus 0.50% and (c)
SOFR plus 1%, with certain exceptions. The Company is required to pay a commitment fee of 0.50% per annum on the average daily unused portion of the current aggregate commitments under the Credit Agreement. As of December 31, 2024, we had outstanding borrowings of $150.0 million under the Credit Agreement, resulting in an unused amount of $100.0 million.
Availability of the revolver under our Credit Agreement is subject to the lower of the borrowing base that is based on, among other things, the value of our oil and natural gas properties and set by the banks semi-annually on or around May 1 and November 1 of each year and the aggregate ECA. In addition, the Company or the lenders may request a borrowing base redetermination once between each scheduled redetermination. The Company can also add banks once between each scheduled redetermination to increase the ECA without an interim redetermination process. As noted above, the ECA is currently equal to the approved borrowing base.
As of December 31, 2024, our outstanding borrowings were accruing interest at the SOFR plus the Applicable Margin, which resulted in a weighted average interest rate of 8.23% on the amount outstanding.
The Credit Agreement contains covenants and events of default customary for oil and natural gas reserve-based lending facilities including restrictions on additional debt, guarantees, liens, restricted payments, investments and hedging activity. Additionally, our
Credit Agreement specifies events of default, including non-payment, breach of warranty, non-performance of covenants, default on other indebtedness or swap agreements, restrictions on paying dividends, certain adverse judgments, bankruptcy events and change of control, among others.

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
The financial covenants currently require, as of the last day of each fiscal quarter, that we maintain (i) a Ratio of Total Net Debt to
EBITDAX (as defined in the Credit Agreement) of no greater than 2.75 to 1.00 calculated on a trailing four-quarter basis and (ii) a
Current Ratio (as defined in the Credit Agreement) of no less than 1.00 to 1.00. As of December 31, 2024, we were in compliance with all financial covenants under the Credit Agreement.
Affirmative hedging covenants under the Credit Agreement require, among other items, that 45 days following the last day of each fiscal quarter, the Company have in place commodity hedging agreements covering not less than (a) 25% of Projected PDP Volume
(as defined in the Credit Agreement) of oil and natural gas for 24 consecutive months and (b) 25% of the Projected PDP Revenue (as defined in the Credit Agreement) of natural gas liquids for 12 consecutive months. If our Ratio of Total Debt to EBITDAX exceeds
1.00 to 1.00 or Commitment Utilization Percentage (as defined in the Credit Agreement) exceeds 50%, then the foregoing references above to “25%” of the Projected PDP Volume or Projected PDP Revenue, as applicable, are “50%”. As of December 31, 2024, the Company is subject to the 50% minimum hedging requirement referenced above.
Restricted payments, such as dividends and stock repurchases, may be made under the Credit Agreement as long as (i) no default or event of default exists at the time of such payment or result therefrom, (ii) the Commitment Utilization Percentage does not exceed
75% immediately after giving effect to such payment and (iii) the Ratio of Total Debt to EBITDAX as of the date of such payment does not exceed 1.00 to 1.00 immediately after giving effect to such payment. The Company may make restricted payments from
Distributable Free Cash Flow (as defined in the Credit Agreement) if (a) the above limitations (i) and (ii) are met and (b) the Ratio of
Total Debt to EBITDAX as of the date of such payment does not exceed 1.75 to 1.00 immediately after giving effect to such payment.

Note 6: Derivative instruments
Overview
Our results of operations, financial condition and capital resources are highly dependent upon the prevailing market prices of, and demand for, oil, natural gas and natural gas liquids. These commodity prices are subject to wide fluctuations and market uncertainties.
To mitigate a portion of this exposure, we enter into various types of derivative instruments. As of December 31, 2024, our natural gas, NGL, and oil derivatives consisted of the following types of instruments:
•Swaps: We receive a fixed price for the hedged commodity and pay a variable market price to the contract counterparty.
•Collars: Collars contain a fixed floor price (put) and ceiling price (call). If the market price exceeds the call strike price or falls below the put strike price, we receive the fixed floor or ceiling price, as applicable, and pay the market price. If the market price is between the put and the call strike prices, no payments are due from either party.
•Basis Swaps: These instruments are arrangements that guarantee a fixed price differential to NYMEX from a specified delivery point. We receive the fixed price differential and pay the floating market price differential to the counterparty for the hedged commodity. Basis swaps also include oil swap contracts to fix the differential in pricing between the WTI NYMEX calendar month average and the physical crude oil delivery month (“oil roll”) pursuant to which we pay the periodic variable oil roll and receive a weighted-average fixed price differential.

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
We have the following outstanding derivatives as of December 31, 2024:

Crude oil contracts	Volume MBbls	Weighted Average Floor Price per Bbl	Weighted Average Ceiling Price per Bbl	Weighted Average Fixed Price per Bbl
2025
Oil basis swaps	675	$—	$—	$0.43
Oil collars	727	$62.82	$80.64	$—

2026
Oil collars	519	$59.59	$77.06	$—

Natural gas contracts	Volume BBtu	Weighted Average Floor Price per MMBtu	Weighted Average Ceiling Price per MMBtu	Weighted Average Fixed Price per MMBtu
2025
Natural gas basis swaps	7,820	$—	$—	$(0.32)
Natural gas collars	8,560	$3.18	$4.36	$—

2026
Natural gas basis swaps	580	$—	$—	$0.40
Natural gas collars	6,720	$3.13	$4.55	$—

NGL contracts	Volume Thousands of Gallons	Weighted Average Fixed Price per Gallon
2025
Butane	3,550	$0.89
Natural gasoline swaps	4,385	$1.46
Propane swaps	12,305	$0.74
Effect of derivative instruments on the consolidated balance sheets
All derivative financial instruments are recorded on the consolidated balance sheets at fair value. See “Note 7: Fair value measurements” for additional information regarding fair value measurements. The estimated fair values of derivative instruments are provided below. The carrying amounts of these instruments are equal to the estimated fair values.

	As of December 31, 2024			As of December 31, 2023
(in thousands)	Assets	Liabilities	Net value	Assets	Liabilities	Net value
Natural gas derivative contracts	$1,315	$(1,835)	$(520)	$3,843	$(153)	$3,690
NGL derivative contracts	104	(828)	(724)	279	(217)	62
Crude oil derivative contracts	1,497	(125)	1,372	1,700	(69)	1,631
Total derivative instruments	2,916	(2,788)	128	5,822	(439)	5,383
Less:
Netting adjustments (1)	(1,873)	1,873	—	(211)	211	—
Derivative instruments - current	937	(499)	438	3,810	—	3,810
Derivative instruments - long-term	$106	$(416)	$(310)	$1,801	$(228)	$1,573
(1)Amounts represent the impact of master netting agreements that allow us to net settle positive and negative positions with the same counterparty. Positive and negative positions with counterparties are netted only to the extent that they relate to the same current versus noncurrent classification on the balance sheet.

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Effect of derivative instruments on the consolidated statements of operations
We do not apply hedge accounting to any of our derivative instruments. As a result, all gains and losses associated with our derivative contracts are recognized immediately as “Derivative gains (losses), net” in our consolidated statements of operations.
“Derivative gains (losses), net” in our consolidated statements of operations consists of the following:

	2024			2023
(in thousands)	Non-cash Fair Value Adjustment	Settlements Received (Paid)	Total	Non-cash Fair Value Adjustment	Settlements Received (Paid)	Total
Crude oil derivatives	$(259)	$(573)	$(832)	$9,510	$(6,640)	$2,870
Natural gas derivatives	(4,210)	4,667	457	385	15,130	15,515
NGL derivatives	(785)	(1,385)	(2,170)	(1,013)	1,769	756
Derivative gains (losses), net	$(5,254)	$2,709	$(2,545)	$8,882	$10,259	$19,141
Subsequent to December 31, 2024, we entered into the following derivative contracts:

Crude oil contracts	Volume MBbls	Weighted Average Floor Price per Bbl	Weighted Average Ceiling Price per Bbl
2026
Oil collars	43	$57.00	$72.52

2027
Oil collars	83	$57.00	$72.56

Natural gas contracts	Volume BBtu	Weighted Average Floor Price per MMBtu	Weighted Average Ceiling Price per MMBtu
2025
Natural gas collars	670	$4.01	$5.80

2026
Natural gas collars	1,395	$3.86	$5.57

2027
Natural gas collars	3,035	$3.40	$4.87

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements

NGL contracts	Volume Thousands of Gallons	Weighted Average Fixed Price per Gallon
2025
Butane	280	$0.93
Natural gasoline swaps	360	$1.41
Propane swaps	980	$0.78

2026
Butane	530	$0.93
Natural gasoline swaps	660	$1.41
Propane swaps	1,840	$0.78
Note 7: Fair value measurements
Recurring fair value measurements
Our financial instruments recorded at fair value on a recurring basis consist of commodity derivative contracts (see “Note 6:
Derivative instruments”) and assets in our Rabbi Trust and Secular Trust (see “Note 10: Deferred compensation“). They are categorized according to the fair value hierarchy defined by the FASB as either Level 1, Level 2 or Level 3 estimates (see “Note 1:
Nature of operations and summary of significant accounting policies” for a description of the fair value levels). Our derivative contracts classified as Level 2 as of December 31, 2024 and 2023 consisted of commodity price swaps, including our oil roll contracts, which are valued using an income approach. Future cash flows from these derivatives are estimated based on the difference between the fixed contract price and the underlying published forward market price and are discounted at a rate that captures our own nonperformance risk for derivative liabilities or that of our counterparties for derivative assets.
As of December 31, 2024 and 2023 our derivative contracts classified as Level 3 consisted of collars, gas basis swaps and put options. The fair value of these contracts is developed by a third-party pricing service using a proprietary valuation model, which we believe incorporates the assumptions that market participants would have made at the end of each period. Observable inputs include contractual terms, published forward pricing curves, and yield curves. Significant unobservable inputs are implied volatilities and proprietary pricing curves. Significant increases (decreases) in implied volatilities in isolation would result in a significantly higher
(lower) fair value measurement. We review these valuations and the changes in the fair value measurements for reasonableness. All derivative instruments are recorded at fair value and include a measure of our own nonperformance risk for derivative liabilities or our counterparty credit risk for derivative assets.
The fair value hierarchy for our derivative assets and liabilities is shown by the following table:

	As of December 31, 2024			As of December 31, 2023
(in thousands)	Derivative Assets	Derivative Liabilities	Net Assets (Liabilities)	Derivative Assets	Derivative Liabilities	Net Assets (Liabilities)
Significant other observable inputs (Level 2)	$138	$(885)	$(747)	$639	$(217)	$422
Significant unobservable inputs (Level 3)	2,778	(1,903)	875	5,183	(222)	4,961
Netting adjustments (1)	(1,873)	1,873	—	(211)	211	—
	$1,043	$(915)	$128	$5,611	$(228)	$5,383

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements

(1)Amounts represent the impact of master netting agreements that allow us to net settle positive and negative positions with the same counterparty. Positive and negative positions with counterparties are netted on the balance sheet only to the extent that they relate to the same current versus non-current classification.
Nonrecurring fair value measurements
Asset retirement obligations. Additions to the asset and liability associated with our asset retirement obligations are measured at fair value on a nonrecurring basis. Our asset retirement obligations consist of the estimated present value of future costs to plug and abandon or otherwise dispose of our oil and natural gas properties and related facilities. Significant inputs used in determining such obligations include estimates of plugging and abandonment costs, inflation rates, discount rates, and well life, all of which are Level 3 inputs according to the fair value hierarchy. See “Note 8: Asset retirement obligations” for additional information regarding our asset retirement obligations. The table below discloses the inflation and discount rate assumptions for the periods presented:

For the Year Ended December 31,
	2024		2023
	Low	High	Low	High
Inflation rate (1)	2.55%	2.57%	2.45%	2.55%
Credit adjusted risk-free discount rate	7.28%	9.96%	7.21%	9.96%
(1)      The inflation rate is measured as a single rate on an annual basis.
Our significant financial instruments, other than derivatives, consist primarily of cash and cash equivalents, accounts receivable, accounts payable, long-term debt and assets in our Rabbi Trust. We believe the carrying values of cash and cash equivalents, accounts receivable, and accounts payable approximate fair values due to the short-term maturities of these instruments.
The carrying value and estimated fair value of our debt and Rabbi Trust assets at December 31, 2024 and 2023 were as follows:

	December 31, 2024		December 31, 2023
(in thousands)	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Revolving facility (1) (2)	$150,000	$150,000	$25,000	$25,000
Rabbi Trust assets (3)	6,090	6,090	2,184	2,184

(1)The carrying value excludes deductions for debt issuance costs and discounts.
(2)The carrying value of our credit facility approximates fair value as the rates are comparable to those at which we could currently borrow under similar terms, are variable and incorporate a measure of our credit risk
(3)The assets of the Rabbi Trust consists of investments in a variety of mutual funds, which are classified as Level 1 equity securities.

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Concentrations of credit risk
Financial instruments that potentially subject us to concentrations of credit risk consist principally of derivative instruments and accounts receivable. Derivative instruments are exposed to credit risk from counterparties. Our derivative contracts are executed with institutions, or affiliates of institutions, all of whom are parties to our credit facility, and we believe the credit risks associated with all of these institutions are acceptable. We do not require collateral or other security from counterparties to support derivative instruments. Master agreements are in place with each of our derivative counterparties that provide the right to set off in the event of default or termination of the contracts under each respective agreement. As a result of the set off provisions, our maximum amount of loss under derivative transactions due to credit risk is limited to the net amounts due from the counterparties under the derivatives. Our loss is further limited as any amounts due from a defaulting counterparty that is a lender, or an affiliate of a lender, under our credit facilities can be offset against amounts owed to such counterparty lender. As of December 31, 2024, the counterparties to our open derivative contracts consisted of five financial institutions of which all five are also lenders under our Credit Agreement.
The following table summarizes our derivative assets and liabilities, which are offset in the consolidated balance sheets under our master netting agreements.

	Offset in the Consolidated Balance Sheets			Gross Amounts not Offset in the Consolidated Balance Sheets
(in thousands)	Gross Assets (Liabilities)	Offsetting Assets (Liabilities)	Net Assets (Liabilities)	Derivatives (1)	Amounts Outstanding Under Credit Facility (2)	Net Amount
December 31, 2024
Derivative assets	$2,916	$(1,873)	$1,043	$(316)	$(727)	$—
Derivative liabilities	(2,788)	1,873	(915)	316	727	128
	$128	$—	$128	$—	$—	$128
December 31, 2023
Derivative assets	$5,822	$(211)	$5,611	$(228)	$(5,016)	$367
Derivative liabilities	(439)	211	(228)	228	5,016	5,016
	$5,383	$—	$5,383	$—	$—	$5,383

(1)Since positive and negative positions with a counterparty are netted on the balance sheet only to the extent that they related to the same current versus noncurrent classification, these represent remaining amounts that could have been offset under our master netting agreements.
(2)The amount outstanding under our credit facility that is available to offset our net derivative assets due from counterparties that are lenders under our credit facility.
We did not post additional collateral under any of these contracts. Payment on our derivative contracts could be accelerated in the event of a default on our Credit Agreement. The aggregate fair value of our derivative liabilities subject to acceleration in the event of default was $2.8 million at December 31, 2024.
Accounts receivable are primarily from purchasers of oil and natural gas products, and exploration and production companies who own interests in properties we operate. The industry concentration has the potential to impact our overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic, industry or other conditions.

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Commodity sales to the following purchasers accounted for more than 10% of our total commodity sales, excluding the effects of hedging activities, for the years ended December 31:

	2024	2023
Coffeyville Resources LLC	27.6%	13.7%
Phillips 66 Company	17.9%	19.5%
Enlink Oklahoma Gas Processing (1)	12.5%	N/A
Energy Transfer Company (1)	10.1%	N/A
(1)The purchaser did not account for more than 10% of our commodity sales in both of the periods presented.
If we were to lose a purchaser, we believe we are able to secure other purchasers for the commodities we produce.
Note 8: Asset retirement obligations
The following table presents the balance and activity of our asset retirement obligations:

	Year Ended December 31,
	2024	2023
Asset retirement obligations as of beginning of period	$14,688	$16,132
Liabilities incurred from drilling activities	916	699
Liabilities settled and disposed in current period	(3,283)	(3,776)
Revisions in estimated cash flows	98	290
Accretion expense	1,170	1,343
Asset retirement obligations as of end of period	$13,589	$14,688
Current portion included in accounts payable and accrued liabilities	$(640)	$(940)
Asset retirement obligations, long-term	$12,949	$13,748
Note 9: Income taxes
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. We are subject to U.S. federal corporate income taxes and state income tax in Oklahoma.
The components of the income tax expense (benefit) are as follows:

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements

	Year Ended December 31,
(in thousands)	2024	2023
Current:
Federal	$(928)	$928
State	—	(3)
Total current income tax expense (benefit)	(928)	925
Deferred:
Federal	31,887	10,447
State	3,118	(2,109)
Total deferred income tax expense (benefit)	35,005	8,338
Total income tax expense (benefit)	$34,077	$9,263
A reconciliation of the U.S. federal statutory income tax rate to the effective tax rate is as follows:

	Year Ended December 31,
	2024	2023
Federal statutory rate	21.0%	21.0%
State income taxes, net of federal benefit	2.0%	2.2%
Non-Deductible Expenses	(0.9) %	—%
Research credit, federal benefit	5.3%	(4.0) %
Valuation allowance	0.5%	(13.4) %
Return to provision adjustment	—%	(0.1) %
Other, net	(0.4) %	(0.1) %
Effective tax rate	27.5%	5.6%
The components of the deferred tax assets and liabilities are as follows:

	December 31,
(in thousands)	2024	2023
Deferred tax assets:
Accrued expenses, allowance and other	12,598	4,863
Tax credit carryforwards	1,324	4,302
Net operating loss carryforwards	122,397	103,546
Total deferred tax assets before valuation allowance	136,319	112,711
Less: valuation allowance	(100,341)	(99,575)
Net deferred tax assets	35,978	13,136
Deferred tax liabilities:
Oil and gas properties	(78,989)	(19,654)
Other property and equipment	(171)	(405)
Derivative instruments	(31)	(1,300)
Inventories	(130)	(115)
Total deferred tax liabilities	(79,321)	(21,474)
Net deferred tax asset (liability)	$(43,343)	$(8,338)
A valuation allowance for deferred tax assets, including net operating losses (“NOLs”), is recognized when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized. To assess that likelihood, we use estimates and judgment regarding our future taxable income, as well as the jurisdiction in which such taxable income is generated, to determine

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
whether a valuation allowance is required. Such evidence can include our current financial position, our results of operations, both actual and forecasted, the reversal of deferred tax liabilities, and tax planning strategies as well as the current and forecasted business economics of our industry.
The Company realized three years of cumulative book income as of the year ended December 31, 2024. Furthermore, management determined that the Company’s ability to maintain long-term profitability despite near-term changes in commodity prices and operating costs have demonstrated there is sufficient positive evidence to conclude that it is more likely than not that the net deferred tax assets are realizable.
We will continue to evaluate both the positive and negative evidence on a quarterly basis in determining the need for a valuation allowance with respect to our deferred tax assets. Changes in positive and negative evidence, including differences between estimated and actual results, could result in changes in the valuation of our deferred tax assets that could have a material impact on our consolidated financial statements. Changes in existing tax laws could also affect actual tax results and the realization of deferred tax assets over time. For the tax year ended December 31, 2024, the $0.8 million increase in valuation allowance is the result of changes in actual results and future realizability.
We experienced an ownership change within the meaning of Internal Revenue Code (“IRC”) Section 382 as a result of the Chapter
11 reorganization that occurred in 2020. IRC Section 382 provides an annual limitation with respect to the ability of a corporation to utilize its tax attributes, as well as certain built-in-losses, against future U.S. taxable income in the event of a change in ownership.
We have federal net operating loss carryforwards of approximately $1,237.0 million at December 31, 2024, of which $780.2 million will expire at various times between 2028 and 2037 if not utilized in earlier periods. However, because of the 2017 Tax Act, the federal net operating loss of $456.8 million generated after December 31, 2017 does not expire but may only offset 80% of taxable income in any given year. At December 31, 2024, we have state net operating loss carryforwards of approximately $1,709.3 million, of which $926.7 million will expire at various times between 2028 and 2037 if not utilized in earlier periods. In addition, at December
31, 2024, we had federal percentage depletion carryforwards in excess of basis of approximately $13.7 million, which are not subject to expiration.
At December 31, 2024 and 2023, we had no liability for uncertain tax positions with respect to federal or state income taxes. We recognize interest and penalties related to uncertain tax positions on the income tax expense line in the accompanying consolidated statement of operations. We file income tax returns in the U.S. federal jurisdiction and in various states, each with varying statutes of limitations. With few exceptions, we are no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years prior to 2021.
Note 10: Deferred compensation
Our deferred compensation includes cash awards and equity-based awards which are either settled in cash or in shares.
Cash Awards
From time to time, we have granted cash awards with long term service-based vesting requirements. We accrue for the cost over the period that service is required to vest. The cash awards are subject to a graded vesting schedule over four annual installments where expense is recognized under the accelerated method. Compensation cost for our cash awards is reflected in general and

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
administrative expenses in the consolidated statements of operations and was $0.4 million for 2024 and $0.3 million for 2023.
Unrecognized cash award compensation cost is approximately $0.2 million as of December 31, 2024 and is expected to be recognized over a weighted-average period of 2.2 years.
As of December 31, 2024, the outstanding liability accrued for our long term service-based cash awards, based on requisite service provided, was not material.
Equity Awards
In December 2020, we adopted the 2020 EIP, and in conjunction with the adoption, we issued restricted stock units (“RSUs”) to participants. Currently, the 2020 EIP provides for the issuance of equity and/or equity based awards for up to 385,819 shares of common stock in the aggregate with respect to awards of options, stock appreciation rights, restricted stock, restricted stock units or stock bonus awards under the plan increased by 10,000 for potential awards to independent directors of the Board, provided, however, that no more than 385,819 shares of common stock may be delivered in respect of Incentive Stock Options awarded under the Plan.
RSUs granted generally consists of RSUs subject to either a service-based vesting condition (the “Time Units”) or a combined performance-based and market-based vesting condition (the “Performance Units”). The Time Units vest in one year or over four equal annual installments. The Performance Units vest upon achievement of a change in control event that yields a threshold multiple of investment, where different levels of the multiple of investment above the threshold result in different vesting percentages as follows:

Multiple of Investment	Vesting Percentage
< 1.50	—%
1.50	20%
1.75	40%
2.00	60%
2.25	80%
2.50	100%
In August 2021, the Company modified the provisions of its Performance Units to: (i) allow nonmonetary consideration received in a change in control transaction to be included in the vesting calculation, where the vesting percentage will be based on the amount of cash received when the nonmonetary consideration is eventually monetized and (ii) accommodate multiple monetization events including dividends by aggregating them over time for purpose of vesting calculations. The Company categorized these revisions as a
Type IV modification under accounting guidance and hence compensation expense will be based on the fair value of the modified award on the modification date with no regard to the fair value of the original award. The fair value of the modified award was estimated to be $44.35 per unit.
The Time Units are to be settled in cash or shares at the Company’s election on the earlier of (i) the seventh anniversary of the grant date or (ii) when a change in control occurs. The Performance Units are to be settled in cash or shares at the Company’s election when a change in control occurs, assuming the multiple of investment threshold is met. Please see “Note 1: Nature of operations and summary of significant accounting policies” for a discussion of our policies with respect to these RSUs.

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
A summary of the RSU activity under our 2020 EIP is presented below:

	Time Units			Performance Units
	Weighted Average Grant Date Fair Value	Restricted Units	Vest Date Fair Value (in thousands)	Weighted Average Grant Date Fair Value	Restricted Units
	($ per unit)			($ per unit)
Unvested and outstanding at December 31, 2022	$84.21	80,493		$69.75	196,219
Granted	$110.98	8,052		$102.40	9,078
Vested	$79.29	(33,660)	$2,687	$—	—
Forfeited	$110.98	(500)		$102.40	(1)
Unvested and outstanding at December 31, 2023	$91.11	54,385		$71.19	205,296
Granted	$110.98	4,252		$102.40	3,682
Vested	$78.50	(36,058)	$2,830	$—	—
Forfeited	$110.98	(1,711)		$102.40	(3,332)
Unvested and outstanding at December 31, 2024	$115.44	20,868		$71.24	205,646
Dividend equivalents
As disclosed in “Note 1: Nature of operations and summary of significant accounting policies” the Company paid cash dividends at various times during 2024. The Company did not declare or pay any dividends on its common stock in 2023. The 2020 EIP and the grants made thereunder specify that, in the event cash dividends on common stock are paid, dividend equivalents are to be paid with respect to outstanding equity grants and unallocated units.
Performance Units — Dividend equivalents are paid to participants immediately in cash and are not subject to any further vesting requirement. The Company shall initially charge these dividends to retained earnings. However, since these dividend equivalents are nonforfeitable and the Company's accounts for forfeitures when they occur, the Company shall reclassify to compensation cost, in the period in which any forfeitures occur, the amount of dividend equivalents previously charged to retained earnings to the extent related to awards that are forfeited.
Time Units — Dividend equivalents on all outstanding Time Units (vested and unvested) are paid in cash into the Rabbi Trust, which is an irrevocable trust used to fund the Company's future obligations with respect to dividend equivalents that accrue to the
Time Units. The dividend equivalents are settled at the same time as settlement of the Time Units and only the portion of dividends equivalents associated with vested units will be paid to the participant. Whenever forfeitures of Time Units occur, the portion of dividend equivalents within the Rabbi Trust associated with the forfeited units are transferred to the Secular Trust. The assets of the
Rabbi Trust, which are to be invested in a variety of mutual funds and classified as equity securities, will be consolidated by the
Company. These assets are recorded at fair value with changes in fair value recognized in “Other income (loss), net” in our consolidated statement of operations. The Company shall recognize a deferred compensation obligation for the portion of dividend equivalents associated with vested Time Units, as each vesting occurs, with a corresponding charge to retained earnings.
Unallocated units — Dividend equivalents equal to the cash dividends that would otherwise have been paid with respect to unallocated equity award units will be deposited into the Secular Trust. Funds held in the Secular Trust are meant to fund future employee compensation actions under the 2020 EIP. The assets of the Secular Trust are consolidated by the Company and since the funds are invested in money market securities, they will be included within cash and cash equivalents on the consolidated balance sheet with interest income recognized as a component of “Other income (loss), net” in our consolidated statement of operations.

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
The table below discloses certain dividend equivalent activity and balances related to our equity grants:

	Year Ended December 31,
(in thousands)	2024	2023
Dividend Equivalents on Performance Units
Amount charged to retained earnings	$5,036	$—

Dividend Equivalents on Time Units
Deferred compensation obligation related to vested units - charged to retained earnings	$3,531	$475

Balance of Rabbi Trust assets as of beginning of period (“Other assets”)	2,184	1,878
Amount funded - recorded to Rabbi Trust	3,595	—
Unrealized gain (loss) on Rabbi Trust assets ( “Other income (loss), net”)	366	306
Transfers to Secular Trust	(55)	—
Balance of Rabbi Trust assets as of period end (“Other assets”)	$6,090	$2,184

Dividend Equivalents on Unallocated Units
Balance of Secular Trust assets as of beginning of period (“Cash and cash equivalents”)	$625	$846
Amount funded - recorded to Secular Trust	1,155	—
Interest income on Secular Trust assets ( “Other income (loss), net”)	44	21
Transfers from Rabbi Trust	55	—
Cash award compensation	(343)	(242)
Balance of Secular Trust assets as of period end (“Cash and cash equivalents”)	$1,536	$625
Stock-based compensation cost
Compensation cost is calculated net of forfeitures and we recognize the impact of forfeitures on expense due to employee terminations as they occur. For awards with performance conditions, we assess the probability that a performance condition will be achieved at each reporting period to determine whether and when to recognize compensation cost.
A portion of stock-based compensation cost associated with employees involved in our acquisition, exploration, and development activities has been capitalized as part of our oil and natural gas properties. The remaining cost is reflected in lease operating and general and administrative expenses in our consolidated statements of operations. Stock-based compensation expense is as follows for the periods indicated:

	Year Ended December 31,
	2024	2023
Stock-based compensation expense	$1,699	$3,123
Less: stock-based compensation cost capitalized	(293)	(576)
Total stock-based compensation expense, net	$1,406	$2,547

Unrecognized stock-based compensation cost of approximately $0.7 million as of December 31, 2024 is expected to be recognized over a weighted-average period of 1.5 years. We do not expect to repurchase or settle in cash any RSUs in 2025.

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Valuation of Awards
Compensation cost is generally recognized and measured according to the grant date fair value of the awards. For our Time Units with a service-based vesting condition, the fair value is based on the estimated value of our equity on the grant date, which is largely driven by fair value estimates of our enterprise value and associated company liabilities. Our enterprise value is primarily driven by the value of our oil and natural gas reserves at prevailing commodity strip prices on the valuation date. For our outstanding
Performance Units with a combination performance and market condition, we determine the fair value of this award by assuming that a change in control occurs and then determining whether and to what extent the market condition is met by simulating future possible stock prices and resulting vesting percentages. By utilizing Monte Carlo simulation, the Performance Unit valuation incorporates the probability of vesting and the potential value of the award at vesting conditioned upon a change in control occurring. However, since a change in control event is not believed to be probable prior to its occurrence, no expense is recognized until such event actually occurs. When a change in control event occurs, the entire compensation cost related to these awards will be recognized regardless of the number of shares that actually vest. As our common stock is not traded on a public market, a discount for lack of marketability is applied to both Time Units and Performance Units.

The fair value and associated assumptions, which are considered to be Level 3 inputs within the fair value hierarchy, for our RSUs are as follows:

	Valuation Date
Valuation assumptions of Time and Performance Units	June 1, 2022 (1)	December 31, 2021
Risk free rate	2.96%	1.26%
Volatility	62.6%	79.9%
Estimated fair value per Time Unit	$110.98	$59.36
Estimated fair value per Performance Unit	$102.40	$50.41
Time till change in control event (years)	5	5
Discount for lack of marketability (Finnerty model)	25%	30%
(1) The Company’s valuation assumptions have remained unchanged from 2022. Management considers these assumptions to be reasonable for
2023 and 2024 when given consideration to the limited number of grants and consistency of operation and size of the Company subsequent to 2022.
Note 11: Retirement benefits
We provide a 401(k) retirement plan for all employees and matched 100% of employee contributions up to 7% of each employee’s gross wages during 2024 and 2023. At December 31, 2024 and 2023, there were 68 employees participating in the plan. Our contribution expense was as follows:

	Year Ended December 31,
(in thousands)	2024	2023
401(k) contribution expense	$968	$846

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Note 12: Revenue recognition
Description of products and revenue disaggregation
Our revenue is predominantly derived from the production and sale of oil, natural gas and NGLs. Our oil and natural gas properties are located in Oklahoma with our products sold to midstream gas processing plants or crude oil refineries in the vicinity or to gas marketing entities. We have disaggregated revenue based on the separate commodities being sold: crude oil, natural gas and NGLs. In selecting the disaggregation categories, we considered a number of factors such as those affecting supply and demand and thus market prices, storage and the ability to transport the product, industry specific disclosures required by the FASB, other external disclosures we typically make, and information we have historically presented in the management discussion and analysis section of our annual and quarterly reports. As such, we believe that disaggregating revenue by commodity type appropriately depicts how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors.
The following table displays the revenue disaggregated and reconciles the disaggregated revenue to the revenue reported:

	Year Ended December 31,
(in thousands)	2024	2023
Revenues:
Oil	$195,643	$183,354
Natural gas	45,552	56,459
Natural gas liquids	60,136	64,733
Gross commodity sales	301,331	304,546
Transportation and processing	(21,662)	(22,451)
Total net commodity sales	$279,669	$282,095

Performance Obligations
Our oil, natural gas and natural gas liquids contracts typically contain only one type of performance obligation, which is for the delivery of the underlying commodity, and which is satisfied at the point in time the commodity is transferred to the customer. We consider each commodity (e.g. barrel of oil or MMBtu of natural gas) to be a separate performance obligation. For natural gas and natural gas liquids, we predominantly sell to midstream processing entities engaged in the processing of gas and marketing the resulting residue gas and NGLs to third party customers. We also take a portion of our residue gas in-kind from midstream processing entities which we sell to various energy marketing entities. The sale of the commodity to the midstream processing customer occurs at the wellhead and we recognize revenue upon such delivery.
Under our oil sales contracts, we generally sell oil to the purchaser from storage tanks near the wellhead and collect a contractually agreed upon index price, net of pricing differentials. We transfer control of the product from the storage tanks to the purchaser and recognize revenue based on the contract price.
We do not engage in activities to purchase and sell third party commodity products. As a result, the commodity revenues we recognize are only for our working interest share of the production.

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Pricing and measurement
All of our contracts use market or index-based pricing resulting in the entire transaction price being variable. Since our sales transactions meet the variable allocation criteria in the standard, all consideration is allocated entirely to performance obligations satisfied by distinct commodity units delivered. We record revenue in the month production is delivered to the purchaser. However, settlement statements for our commodity sales are received one to three months after the date production is delivered, and as a result, we are required to estimate the amount of production that was delivered to the purchaser and the price that will be received for the sale of the product. We record the differences between our estimates and the actual amounts for product sales in the month that payment is received from the purchaser. Historically, differences between our revenue estimates and actual revenue received have not been significant. We receive payment for a majority of our sales receivables in the month following delivery and substantially all within three months following delivery. For the year ended December 31, 2024, revenue recognized in the reporting period related to performance obligations satisfied in prior reporting periods was not material.
Transaction Price Allocated to Remaining Performance Obligations
For our product sales that have a contract term greater than one year, we have utilized the practical expedient in the accounting guidance, which states that a company is not required to disclose the transaction price allocated to remaining performance obligations if the variable consideration is allocated entirely to a wholly unsatisfied performance obligation. Each unit of product delivered to the customer represents a separate performance obligation; therefore, future volumes are wholly unsatisfied and disclosure of the transaction price allocated to remaining performance obligations is not required. For our product sales that have a contract term of one year or less, we have utilized the practical expedient in the accounting guidance, which states that a company is not required to disclose the transaction price allocated to remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less.
Nature of gas contracts
Midstream processing plants, to which we sell our natural gas and natural gas liquids, deduct transportation and processing costs from the sales proceeds remitted to us. These deductions are for costs to prepare and transport production from the wellhead to a specified sales point and processing costs of gas into natural gas liquids. For gas sold at the wellhead, these costs are deducted from gross sales to arrive at net sales (as disclosed in the table above), and for gas that we take in-kind at the tailgate of the processing plant, these costs are recorded as operating expenses (as disclosed in our statement of operations). The Company takes a portion of its natural gas production in-kind and sells that gas to various energy marketing entities.
Contract assets and liabilities
We recognize a receivable for the unconditional right to receive consideration when the commodity is transferred to the customer, at which point the performance obligation is satisfied. All our contract assets are in the form of receivables which are presented as
“Commodity sales receivables” in our tabular disclosure of accounts receivable in “Note 1: Nature of operations and summary of significant accounting policies.” Since we are not entitled to advance payments from our customers prior to the transfer of our commodities nor do we receive such payments, we do not have contract liabilities.

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Note 13: Leases
Financing leases
Our outstanding financing leases are for our fleet trucks and for a limited amount of office equipment. The fleet truck financing obligations are for 30 to 48 month terms with the option for us to purchase the vehicle at any time during the lease term by paying the lessor’s remaining unamortized cost in the vehicle. In many instances, at the end of the lease term, the lessor’s remaining unamortized cost in the vehicle will be a de minimis amount and hence ownership of the vehicle can be transferred to us at minimal cost. There are no residual value guarantees or non-lease components under these leases.
Operating leases
We commenced a lease on office space for our headquarters in February 2021 for a period of three years with annual rent of $0.4 million. The Company extended the lease in August 2023 for an additional two years, which extended the expiration date to January
2026.
Short term leases
Our short term leases are those with lease terms of 12 months or less and generally consist of wellhead compressors, generators and drilling rigs with terms ranging from one month to six months.  As discussed above, we have elected not to recognize right of use assets or lease liabilities for leases with durations of 12 months or less.
Lease assets and liabilities
Our operating and financing lease assets and liabilities are recorded on our balance sheet as of December 31, 2024 as follows:

	December 31, 2024		December 31, 2023
(in thousands)	Financing Leases	Operating Leases	Financing Leases	Operating Leases
Right of use asset:
Right of use assets from operating leases (1)	$—	$463	$—	$852
Plant, property and equipment, net (2)	1,470	—	1,387	—
Total lease assets	$1,470	$463	$1,387	$852
Lease liability:
Account payable and accrued liabilities	$—	$433	$—	$383
Long-term debt and financing leases, classified as current	572	—	474	—
Long-term debt and financing leases, less current maturities	735	—	824	—
Noncurrent operating lease obligations	—	38	—	471
Total lease liabilities	$1,307	$471	$1,298	$854
________________________________
(1) Consists of a lease of office space.
(2) Consisted of leased fleet vehicles and office equipment.

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Our income, expenses and cash flows related to our leases is as follows for the year ended December 31, 2024:

	Year Ended December 31,
(in thousands)	2024	2023
Lease cost
Finance lease cost:
Amortization of right-of-use assets	$498	$450
Interest on lease liabilities	105	85
Operating lease cost	449	432
Short-term lease cost	572	540
Total lease cost	$1,624	$1,507

Other information
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows for finance leases	$(105)	$(85)
Operating cash flows for operating leases	(441)	(428)
Financing cash flows for finance leases	(507)	(434)
Decrease in right-of-use asset from finance lease modification or termination (1)	41	122
Decrease in lease liability from finance lease modification or termination (1)	39	26
Right-of-use assets obtained in exchange for new finance lease (2)	554	774
Right-of-use assets obtained in exchange for new operating lease (3)	—	793
________________________________
(1)Amounts reflect early termination of fleet truck leases where the trucks were sold and the proceeds were partially utilized to pay off the remaining lease liability.
(2)Amounts reflect the addition of 12 and 14 new trucks leases in 2024 and 2023, respectively.
(3)Amount in 2023 reflects the extension of the operating lease for our headquarters office space.

	As of December 31,
	2024	2023
Weighted-average remaining lease term - finance leases	2.5 years	3.0 years
Weighted-average remaining lease term - operating leases	1.1 years	2.1 years
Weighted-average discount rate - finance leases	8.84%	8.27%
Weighted-average discount rate - operating leases	9.00%	9.00%
Our rent expense for the years ended December 31, 2024 and 2023 was $7.0 million and $6.5 million, respectively.
Discount rate
Whenever possible, we utilize the implied rate in our lease agreements to measure our lease liabilities.  In the absence of a readily available implied rate, we utilize our incremental borrowing rate. The incremental borrowing rate is the rate of interest that a lessee would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment.

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Lease maturities
Our lease payments for each of the next five years and thereafter are as follows:

(in thousands)	Financing Leases	Operating Leases
2025	$670	$454
2026	540	38
2027	299	—
2028	3	—
2029	—	—
Thereafter	—	—
Total minimum lease payments	1,512	492
Less: imputed interest	(205)	(21)
Total lease liability	1,307	471
Less: current maturities of lease obligations	572	433
Noncurrent lease obligations	$735	$38
Note 14: Commitments and contingencies
Leases. Our leases currently consist of financing leases for fleet vehicles and office equipment. Please see “Note 13: Leases” for a detailed discussion of these contracts.
Surety bonds. Surety bonds totaling $5.8 million were posted on our behalf as of December 31, 2024 and we have posted cash collateral in respect of the bonds totaling $0.2 million.
Litigation and Claims
The Company is currently named as a defendant in a lawsuit filed in the U.S. District Court for the Western District of Oklahoma
(the “Court”), styled Wake Energy, LLC (“Plaintiff”) v Canvas Energy LLC. The case is a purported class action pursuant to which the Plaintiff seeks to represent a group of persons who are alleged to be owed statutory interest on late paid revenues; however, the purported class has not been certified yet. Specifically, the suit asserts claims in excess of $5.0 million for interest alleged to be due under Oklahoma’s Production Revenue Standards Act. In December 2023, the Company and Plaintiff reached a memorandum of understanding with respect to the settlement of the claims, and the full and final terms of a stipulation and agreement of settlement were formalized in January 2024.  Pursuant to the settlement, the Company will, among other things, pay $4.5 million into a settlement fund upon the Court’s entry of a final approval order. The final approval order will be preceded by certification of the settlement class by the Court for the purposes of the settlement only, preliminary approval by the Court of the settlement, approval by the Court of notices related to the settlement, the provision of notices to class members, and the opportunity for class members to opt out of the settlement.  The timing of these actions is largely dependent on the Court’s schedule.  As of December 31, 2024, the
Company has recorded a $4.5 million accrual for the cost of this case, which is reflected on the consolidated balance sheet as
“Accounts payable and accrued liabilities.”
We are involved in various other legal proceedings including, but not limited to, commercial disputes, claims from royalty and surface owners (including those alleging damages from induced earthquakes), property damage claims, personal injuries, quiet title actions, personal injury claims, employment claims, and other matters which arise in the ordinary course of business. While the

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
outcome of these legal proceedings cannot be predicted with certainty, we do not expect any of them individually to have a material effect on our financial condition, results of operations or cash flows.
Note 15: Supplemental Information on Oil and Natural Gas Producing Activities (Unaudited)
The supplemental unaudited information regarding the Company’s oil and gas activities is presented in accordance with the full cost method of accounting for its oil and gas exploration and development activities. All of the Company’s reserves are located within the United States.
Capitalized Costs Related to Oil and Natural Gas Producing Activities
The Company’s capitalized costs for oil and natural gas activities consisted of the following (in thousands):

	Year Ended December 31, 2024	Year Ended December 31, 2023
Proved properties	$787,589	$626,797
Unproved properties	39,612	17,727
Total oil and natural gas properties	827,201	644,524
Accumulated depletion and amortization	(241,170)	(178,404)
Net capitalized costs	$586,031	$466,120
Cost Incurred in Oil and Natural Gas Property Acquisition, Development and Exploratory Activities

Costs incurred in oil and natural gas property acquisition, exploration and development activities which have been capitalized are summarized as follows (in thousands):

	Year Ended December 31, 2024	Year Ended December 31, 2023
Acquisition	$26,877	$7,298
Development	155,277	133,612
Exploratory (1)	2,039	761
Total	$184,193	$141,671
________________________________
          (1) Includes geological and geophysical costs.
Capitalized interest is included as part of the cost of oil and natural gas properties. The Company capitalized $3.1 million and $1.8 million for the years ended December 31, 2024 and 2023, respectively.

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Results of Operations for Oil and Natural Gas Producing Activities

The following table (in thousands) includes revenues and expenses associated directly with our natural gas, oil and NGL producing activities for the periods presented. It does not include any derivative activity, interest costs or indirect general and administrative costs and, therefore, is not necessarily indicative of the contribution to consolidated net operating results of our natural gas, oil and
NGL operations.

	Year Ended December 31, 2024	Year Ended December 31, 2023
Revenues	$279,669	$282,095
Lease operating expenses	(41,086)	(39,169)
Transportation and processing costs	(5,589)	(5,844)
Production taxes	(16,336)	(16,553)
Depreciation, depletion, accretion and amortization	(63,937)	(52,432)
Income tax expense (1)	(36,897)	(40,612)
Results of operations for oil and natural gas producing activities	$115,824	$127,485
________________________________
          (1) The income tax expense is hypothetical and calculated by applying statuary tax rates to the revenues after deducting cost. It is also determined without regard to our deduction for general and administrative expenses, interest costs and other income tax credits and deductions.
Oil, Natural Gas, and NGL Reserve Quantities
The estimate of proved reserves and related valuations at the end of each period presented below were based upon the reports of
Cawley, Gillespie & Associates, Inc., an independent petroleum and geological engineering firm, and our engineering staff. Users of this information should be aware that the process of estimating quantities of “proved” and “proved developed” crude oil and natural gas reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors, including additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time.
The following prices for oil, natural gas, and natural gas liquids before field differentials were used in determining our reserves:

	2024	2023
Oil (per Bbl)	$75.48	$78.22
Natural gas (per Mcf)	$2.13	$2.64
Natural gas liquids (per Bbl)	$23.27	$23.67

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
The following table presents estimated volumes of proved developed and undeveloped oil and gas reserves as of December 31,
2024 and 2023 and changes in proved reserves during the last two years. The reserve reports use an average price equal to the unweighted arithmetic average of hydrocarbon prices received on the first day of each month within the 12-month period ended
December 31, 2024 and 2023, in accordance with guidelines of the SEC applicable to reserves estimates.

	Oil (MBbls)	Natural Gas (MMcf)	Natural Gas Liquids (MBbls)	Total (MBoe)
Proved developed and undeveloped reserves
Balance at December 31, 2022	17,548	232,107	30,136	86,368
Sales of minerals in place	(36)	(362)	(37)	(133)
Extensions and discoveries	3,967	23,573	2,810	10,706
Revisions	(290)	(9,739)	(2,536)	(4,449)
Production	(2,393)	(22,740)	(2,830)	(9,013)
Balance at December 31, 2023	18,796	222,839	27,543	83,479
Sales of minerals in place	(214)	(1,705)	(139)	(637)
Purchases of minerals	29	787	62	222
Extensions and discoveries	7,322	39,631	3,920	17,847
Revisions	(2,407)	(11,257)	(2,864)	(7,147)
Production	(2,616)	(22,860)	(2,493)	(8,921)
Balance at December 31, 2024	20,910	227,435	26,029	84,843
Proved developed reserves:
December 31, 2023	14,639	201,792	25,091	73,361
December 31, 2024	15,260	196,625	23,127	71,156
Proved undeveloped reserves:
December 31, 2023	4,157	21,047	2,453	10,118
December 31, 2024	5,650	30,810	2,902	13,687
2024 Activity. Proved reserves increased from 83.5 MMBoe at December 31, 2023 to 84.8 MMBoe at December 31, 2024,
primarily due to 17.8 MMBoe of extensions and discoveries. These were partially offset by negative revisions including 7.1 MMBoe due to a decrease in year-end SEC commodity prices for oil and natural gas and price realizations, as well as 8.9 MMBoe from the
Company’s production during 2024.
    2023 Activity. Proved reserves decreased from 86.4 MMBoe at December 31, 2022 to 83.5 MMBoe at December 31, 2023,
primarily due to a decrease in revisions of 4.5 MMBoe, as well as 9.0 MMBoe from the Company's production during 2023. The
Company also had positive revisions including extensions and discoveries of 10.7 MMBoe.

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Standardized Measure of Discounted Future Net Cash Flows Related to Proved Oil and Gas Reserves
The assumptions used to derive the standardized measure of discounted future net cash flows are those required by accounting standards and do not necessarily reflect the Company's expectations. The information may be useful for certain comparative purposes but should not be solely relied upon in evaluating the Company or its performance. Furthermore, information contained in the following table may not represent realistic assessments of future cash flows, nor should the standardized measure of discounted future net cash flows be viewed as representative of the current value of the Company's reserves.
Future cash inflows and future production and development costs as of December 31, 2024 and 2023 were determined by applying the average of the first-day-of-the-month prices for the 12 months of the year and year-end costs to the estimated quantities of natural gas, oil and NGL to be produced. Actual future prices and costs may be materially higher or lower than the prices and costs used. For each year, estimates are made of quantities of proved reserves and the future periods during which they are expected to be produced based on continuation of the economic conditions applied for that year. The resulting future net cash flows are reduced to present value amounts by applying a 10% annual discount factor. The summary below presents our future net cash flows relating to proved oil, natural gas and NGL reserves based on the standardized measure (in thousands):

	Year Ended December 31, 2024	Year Ended December 31, 2023
Future cash flows	$2,587,461	$2,636,225
Future development and abandonment costs	(169,895)	(120,074)
Future production costs	(896,212)	(841,750)
Future production taxes	(158,494)	(166,670)
Future income taxes	(257,927)	(294,074)
Future net cash flows	1,104,933	1,213,657
10% discount to reflect timing of cash flows	(489,496)	(556,201)
Standardized measure of discounted future net cash flows	$615,437	$657,456

Canvas Energy Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Estimated future income taxes are computed using current statutory income tax rates including consideration of the current tax basis of the properties and related carryforwards, giving effect to permanent differences and tax credits.
The following table represents the Company’s estimate of changes in the standardized measure of discounted future net cash flows from proved reserves (in thousands):

	Year Ended December 31, 2024	Year Ended December 31, 2023
Sales and transfers of oil and gas produced, net of production costs	$(216,658)	$(220,528)
Net changes in prices, production costs, and development costs	(101,312)	(704,166)
Acquisition of oil and gas reserves in place	1,004	—
Extensions and discoveries	221,491	158,849
Previously estimated development costs incurred during the period	45,103	29,532
Revisions of previous quantity estimates, less related production costs	(76,240)	(90,382)
Sales of oil and gas reserves in place	(4,825)	(1,540)
Accretion of discount	82,103	146,814
Net changes in income taxes	16,452	151,877
Change in production rates and other	(9,137)	34,312
Total change in standardized measure of discounted future net cash flows	$(42,019)	$(495,232)
Note 16: Subsequent events
Effective January 1, 2025, the Company amended provisions of its Performance Units (see “Note 10: Deferred compensation”) to
(i) provide for the vesting of Performance Units in the absence of a change in control if, at the seventh anniversary of the grant date, the cumulative cash distributions plus, as appropriate, the fair market value of the equity retained in the Company exceed performance thresholds and (ii) avoid a partial cash-out change in control resulting in the forfeiture of Performance Units if cash proceeds to that date plus residual Company equity exceed performance thresholds. As a result, the Company expects to re-value the Performance
Units in 2025 in accordance under Accounting Standards Codification 718 “Stock Compensation”.